EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Strong Third Quarter 2023 Financial Results

MIAMI, Nov. 01, 2023 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian”, “NCLH” or the “Company”) today reported financial results for the third quarter ended September 30, 2023 and provided guidance for the fourth quarter and full year 2023.

Third Quarter 2023 Highlights:

  Company met or exceeded guidance for all key metrics in the third quarter.
  Generated total revenue of $2.5 billion, a record for the Company and up 33% compared to the same period in 2019, and GAAP net income of $345.9 million, or EPS of $0.71.
  Achieved Adjusted EBITDA of $752 million and Adjusted EPS of $0.76, exceeding guidance of $730 million and $0.70 respectively. Third quarter performance was driven by solid revenue performance and continued focus on cost reduction.
  Occupancy was 106% in the quarter, in line with guidance, and total revenue per Passenger Cruise Day increased approximately 16% both as reported and in constant currency, compared to the same period in 2019.
  Ongoing margin enhancement initiative continued to drive sequential improvement in operating costs. Gross Cruise Costs per Capacity Day was approximately $311 in the quarter. Adjusted Net Cruise Costs excluding Fuel per Capacity Day in constant currency was approximately $152, in line with guidance and lower than the prior quarter of $156, representing the third consecutive quarter of sequential operating cost improvement since the initiative was implemented.
  Cumulative booked position for the fourth quarter of 2023 continues to be at record levels and at higher pricing. The Company also remains within its optimal booked position on a 12-month forward basis and at higher pricing.
  Successfully completed refinancing of Operating Credit Facility which extended debt maturity profile and provided incremental liquidity. Liquidity at quarter end was $2.2 billion and would have been $2.5 billion including the impact of the October refinancing.
  Full year 2023 Adjusted EBITDA is expected to be approximately $1.86 billion, within the previously provided range despite the impact of global events including the wildfires in Maui and the escalating conflict in Israel. Full year 2023 Adjusted EPS is expected to be $0.73, below prior guidance of $0.80.

“We achieved strong third quarter results, meeting or beating guidance on all key metrics, driven not only by healthy demand from our target upmarket consumer, but also as our ongoing margin enhancement initiative, including relentless efforts to rightsize our cost base, continues to bear fruit,” said Harry Sommer, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. “Looking ahead, while we are prudently moderating short term expectations and keeping a close eye on rapidly evolving global macroeconomic and geopolitical events, we remain encouraged by our strong forward booked position and robust pricing and are focused on sustaining this momentum as we close out 2023.”

Sommer continued, “I am confident that we are taking the right steps today to best position us to deliver on our goals of rebuilding margins, generating outsized returns on our disciplined capacity growth, reducing leverage, and maintaining best-in-class product and service offerings which we believe will drive value for all of our stakeholders.”

Business, Operations and Booking Environment Update

The Company continues to experience healthy consumer demand with the cumulative booked position for the fourth quarter of 2023 ahead of 2019 levels at continued higher pricing. On a 12-month forward basis the Company also continues to be within its optimal booked position and at higher pricing. Onboard revenue generation remains robust with broad-based strength across all revenue streams. As of September 30, 2023, the Company’s advance ticket sales balance, including the long-term portion, was $3.1 billion, approximately 59% higher than the third quarter of 2019.

During the third quarter and into the fourth quarter, the Company experienced operational impacts from global events including the wildfires in Maui and the escalating conflict in Israel.

Pride of America, which offers year-round inter-island Hawaii itineraries, modified certain itineraries in August to avoid stressing local resources in Maui. Beginning in early September, with the guidance and encouragement of the Hawaii Governor and Hawaii Tourism Authority, the Company resumed scheduled weekly calls to Kahului, Maui. However, following the wildfires the Company experienced a temporary slowdown in close-in bookings for sailings in Hawaii, primarily concentrated in the fourth quarter of 2023. Demand has improved in recent weeks and is now approaching normalized levels. In addition to Pride of America, the Company also had one additional ship operating in the region, Norwegian Spirit, bringing total capacity with calls to Hawaii to approximately 6% for the fourth quarter of 2023.

In addition, as a result of the escalation of the conflict in Israel, the Company has cancelled and redirected all calls to Israel and certain calls to the surrounding region for the remainder of 2023. The Company is also in the process of cancelling all calls to Israel in 2024 as well, and will continue to closely monitor and evaluate future sailings and adjust as needed. Prior to the conflict, approximately 7% of capacity in the fourth quarter of 2023 and 4% of capacity for the full year 2024 visited the Middle East1.

Occupancy averaged 106.1% for the third quarter of 2023, in line with guidance and reflective of the Company’s strategic shift to longer, more immersive itineraries. Full year 2023 Occupancy is expected to average 102.6%, which is slightly lower than prior guidance due to temporary disruptions impacting the fourth quarter.

Pricing growth in the third quarter was also strong on 20% capacity growth compared to 2019. Total revenue was up 33% in the third quarter versus 2019 with total revenue per Passenger Cruise Day up approximately 16% as reported and in constant currency. Gross margin per Capacity Day was approximately $148 in the quarter. Net Yield growth of approximately 3.1% versus 2019 on a constant currency basis was in line with guidance.

Looking ahead, the Company expects fourth quarter Net Per Diem and Net Yield growth to be strong at approximately 15.00% to 16.00% and 7.75% to 8.75% on a constant currency basis and compared to 2019, respectively. This is below previous expectations due to the aforementioned external headwinds, as well as lower than expected close-in demand for certain longer, exotic itineraries on Norwegian Cruise Line (“NCL”) in late season Eastern Mediterranean and certain parts of Asia. As NCL has strategically shifted to its new longer, more immersive deployment mix, the booking curves, sourcing and marketing plans for certain itineraries continue to be optimized. While this caused a temporary disconnect versus initial expectations in the fourth quarter of 2023, plans have now been recalibrated resulting in a significantly better booked position for the same fourth quarter period in 2024, compared to same time last year for 2023. As a result, the Company’s full year 2023 Net Per Diem and Net Yield growth are expected to be 9.25% to 9.75% and 4.25% to 4.75% on a constant currency basis compared to 2019, versus previous guidance of 9.0% to 10.5% and 5.0% to 6.5%.

The Company once again demonstrated continued progress on its ongoing margin enhancement initiative and efforts to maximize revenue opportunities and rightsize its cost base. Gross Cruise Costs per Capacity Day in constant currency was approximately $311 in the quarter, compared to $315 last quarter. Adjusted Net Cruise Costs excluding Fuel per Capacity Day in constant currency in the third quarter of 2023 was approximately $152, an improvement versus the second quarter of $156 and in line with guidance, representing the third consecutive quarter since this initiative began of sequential improvement in this key metric. As expected, in addition to core cost savings realized in the quarter, the third quarter also included certain one-time cost benefits that are not expected to reoccur.

Full year 2023 Adjusted Net Cruise Costs excluding Fuel per Capacity Day is now expected to be approximately $155 on a constant currency basis, an improvement versus previous guidance of $156. The Company continues to prioritize identifying and evaluating a variety of initiatives to improve its cost structure and margin profile, while preserving its brand equity and optimal guest satisfaction levels.

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1 Middle East includes Bahrain, Cyprus, Egypt, Israel, Jordan, Oman, Qatar, Saudi Arabia, and the United Arab Emirates.

Liquidity and Financial Position

The Company is committed to prioritizing efforts to optimize its balance sheet and reduce leverage. As of September 30, 2023, the Company had total debt of $13.9 billion, total Net Debt of $13.2 billion and continues to expect improvement in its Net Leverage. The Company repaid approximately $130 million and $1.5 billion of debt in the third quarter and first nine months of 2023, respectively2.

In October, the Operating Credit Facility refinancing was successfully completed, extending the Company’s debt maturity profile and providing incremental liquidity. The Revolving Loan Facility was upsized from $875 million to $1.2 billion with a 3-year term maturing in October 20263. In addition, in October the Company issued $790 million aggregate principal amount of 8.125% senior secured notes due 2029. The net proceeds, together with cash on hand, were used to fully repay approximately $800 million of term loans maturing in January 2025 under the Operating Credit Facility.

At quarter-end, liquidity was $2.2 billion, or approximately $2.5 billion adjusting for the October refinancing. This consists of approximately $680 million of cash and cash equivalents, $1.2 billion of availability under its Revolving Loan Facility and a $650 million undrawn backstop commitment.

“Last month we successfully completed the refinancing of our Operating Credit Facility, extending our debt maturity profile and further improving our liquidity position,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. “We were also pleased that the transaction was not only oversubscribed by multiples, but also generated significant interest from new investors, reflecting confidence in our Company and trajectory.”

Kempa continued, “We continue to believe that our strong liquidity position, coupled with our ongoing cash generation and attractive growth profile, provide a path to meet our near-term liquidity needs, including scheduled debt amortization payments and capital expenditures, and significantly reduce leverage and de-risk our balance sheet over time.”

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2 Does not match Statement of Cash Flows as this reflects net Revolving Loan Facility activity and excludes the Term Loan A Facility repayment of approximately $600 million in Q1 2023 which was refinanced with a new notes issuance.
3 Subject to a springing maturity if certain conditions are not met.

Third Quarter 2023 Results

GAAP net income was $345.9 million or EPS of $0.71 compared to net loss of $(295.4) million or EPS of $(0.70) in the prior year. The Company reported Adjusted Net Income of $388 million or Adjusted EPS of $0.76 in the third quarter of 2023. This compares to Adjusted Net Loss and Adjusted EPS of $(268.3) million and $(0.64), respectively, in the third quarter of 2022. Adjusted EBITDA in the third quarter was approximately $752 million, better than guidance driven primarily by solid revenue performance and lower Adjusted Net Cruise Costs.

Gross Cruise Costs per Capacity Day was approximately $311 in the quarter. Adjusted Net Cruise Costs excluding Fuel per Capacity Day in constant currency was approximately $152, reflecting a decrease compared to the second quarter of 2023 as benefits from the Company’s ongoing margin enhancement initiative continue to be realized.

The Company reported fuel expense of $171 million in the quarter. Fuel price per metric ton, net of hedges, decreased to $727 from $830 in 2022. Fuel consumption of 235,000 metric tons was approximately 2% lower than projected reflecting an increased focus on fuel efficiency.

Interest expense, net was $181.2 million in 2023 compared to $152.3 million in 2022. The increase in interest expense is primarily the result of higher interest rates.

Other income (expense), net was income of $12.1 million in 2023 compared to income of $31.5 million in 2022. In 2023, the income primarily related to net gains and losses on foreign currency remeasurements.

Outlook and Guidance

In addition to announcing the results for the third quarter of 2023, the Company also provided guidance for the fourth quarter and full year 2023, along with accompanying sensitivities. The Company does not provide certain estimated future results on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2023 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

2023 Guidance
	Fourth Quarter 2023		Full Year 2023[1]
	As Reported	Constant Currency	As Reported	Constant Currency
Net Per Diem vs. 2019	14.50% to 15.50%	15.00% to 16.00%	8.75% to 9.25%	9.25% to 9.75%
Net Yield vs. 2019	7.25% to 8.25%	7.75% to 8.75%	3.75% to 4.25%	4.25% to 4.75%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	Approx. $151		Approx. $154	Approx. $155
Capacity Days	Approx. 5.9 million		Approx. 22.7 million
Occupancy	Approx. 98.0%		Approx. 102.6%
Adjusted EBITDA	Approx. $360 million		Approx. $1.86 billion
Adjusted EPS	Approx. $(0.15)		Approx. $0.73
Diluted Weighted-Average Shares Outstanding[2]	Approx. 425 million[3]		Approx. 427 million[3]
Depreciation and Amortization	Approx. $215 million		Approx. $810 million
Adjusted Interest Expense, net[4]	Approx. $200 million		Approx. $730 million
Effect of a 1% change in Net Yield on Adjusted EBITDA / Adjusted EPS	Approx. $14 million Approx. $0.03
Effect of a $1 change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day on Adjusted EBITDA / Adjusted EPS	Approx. $6 million Approx. $0.01

(1)   Sensitivities for Adjusted EBITDA and Adjusted EPS are for the remainder of 2023.
(2)   Calculated using the “if-converted” method for exchangeable notes as consistent with the FASB accounting standards.
(3)   Q4 2023 and FY 2023 assumes all four of the Company’s exchangeable notes are anti-dilutive and therefore are not included in diluted weighted-average shares outstanding.
(4)   Based on the Company's September 30, 2023 outstanding variable rate debt balance, a one percentage point increase in annual SOFR interest rates would increase the Company's annual interest expense by approximately $16 million excluding the effects of capitalization of interest.

The following reflects the foreign currency exchange rates the Company used in its fourth quarter 2023 guidance.

Current Guidance
Euro	$1.06
British pound	$1.22
Australian Dollar	$0.64
Canadian Dollar	$0.74

Fuel

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Fourth Quarter 2023	Full Year 2023
Fuel consumption in metric tons[1]	260,000	975,000
Fuel price per metric ton, net of hedges[2]	$718	$735
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.02	$0.02[3]

(1)   Fuel consumption for the full year 2023 is expected to be split approximately evenly between heavy fuel oil and marine gas oil.
(2)   Fuel prices are based on forward curves as of 10/25/23.
(3)   For the remainder of 2023.

The Company currently has hedged approximately 45%, 36% and 9% of its total projected metric tons of fuel consumption for the remainder of 2023, 2024 and 2025, respectively. The following table provides amounts hedged and price per metric ton of heavy fuel oil (“HFO”) and marine gas oil (“MGO”).

	Remainder of 2023	2024	2025
% of HFO Consumption Hedged[1]	25%	20%	6%
Blended HFO Hedge Price / Metric Ton	$571	$392	$403
% of MGO Consumption Hedged	66%	50%	10%
Blended MGO Hedge Price / Metric Ton	$685	$741	$755
Total % of Consumption Hedged	45%	36%	9%

(1)   Hedged derivatives include accounting hedges as well as economic hedges.

Capital Expenditures

Non-newbuild capital expenditures for the third quarter of 2023 were $70 million. Anticipated non-newbuild capital expenditures for full year 2023 are expected to be approximately $400 million including approximately $135 million in the fourth quarter.

Newbuild-related capital expenditures, net of export credit financing, are expected to be approximately $0.5 billion, $0.2 billion and $0.5 billion for the full years ending December 31, 2023, 2024 and 2025, respectively. Net newbuild-related capital expenditures for the third quarter of 2023 were approximately $235 million including the delivery of Norwegian Viva in August and are expected to be approximately $85 million for the fourth quarter of 2023 including the delivery of Regent Seven Seas Grandeur in November.

Company Updates and Other Business Highlights:

Environmental, Social and Governance (“ESG”)

  Partnered with Global Maritime Forum, a global non-profit organization committed to shaping the future of global seaborne trade to increase sustainable long-term economic development and human wellbeing, and joined its flagship initiative, the Getting to Zero Coalition. The new partnership closely aligns with the Company’s efforts to drive a positive impact on society and the environment through its global sustainability program, Sail & Sustain, including its commitment to pursue net zero greenhouse gas emissions by 2050. Learn more here.
  Announced appointment of José E. Cil, former Chief Executive Officer of Restaurant Brands International Inc., to its Board of Directors as a new independent director, effective October 6, 2023, and the resignation of Adam Aron, effective October 19, 2023. The Board currently has eight members, seven of whom are independent. Mr. Cil will serve as a member of the Company’s Audit Committee. Learn more here.
  Donated $50,000 to Maui United Way to support local relief efforts after the devastating wildfires in Hawaii. In addition, alongside various partners collected and donated over $150,000 in supplies such as food, clothing, and mattresses to the Hawai’i Community Foundation. Learn more here.

Fleet and Brand Updates

  Norwegian Cruise Line took delivery of Norwegian Viva, the highly anticipated second ship of the Prima Class, and welcomed its first guests as it embarked on its maiden voyage from Venice (Trieste), Italy. Learn more here and here.
  Norwegian Cruise Line ranked as the top cruise line for Mega ships (4,000+ passengers) this year in the Condé Nast Traveler’s 2023 Readers’ Choice Awards. Learn more here.
  Oceania Cruises revealed the Inaugural Season sailings for Allura, its newest ship, due to join the fleet in 2025. The 26 Inaugural Season sailings span more than 92 destinations on various seven- to 34-day voyages and will open for sale on September 13, 2023. Learn more here.
  Regent Seven Seas Cruises announced the debut of four captivating entertainment shows aboard its newest ship, Seven Seas Grandeur™ launching in November 2023. In addition, the line announced it is setting a new standard for luxurious fine dining at sea having created over 130 new dishes and enhanced recipes of guest favorites which will be featured on Seven Seas Grandeur. Learn more here and here.
  Norwegian Cruise Line announced it will open for sale for the first time ever three new solo stateroom categories, including Solo Inside, Solo Oceanview and Solo Balcony for future sailings starting Jan. 2, 2024. Learn more here.

Other Highlights

  Norwegian was named by Forbes to the 2023 list of World’s Best Employers. The rankings were determined by a survey of more than 170,000 employees in over 50 countries who work for multinational companies and institutions.

Conference Call

The Company has scheduled a conference call for Wednesday, November 1, 2023 at 10:00 a.m. Eastern Time to discuss third quarter 2023 results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at https://www.nclhltd.com/investors. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises. With a combined fleet of 31 ships and more than 65,000 berths, NCLH offers itineraries to approximately 700 destinations worldwide. NCLH has six additional ships scheduled for delivery across its three brands, which will add over 16,500 berths to its fleet. To learn more, visit www.nclhltd.com.

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income (Loss) divided by the number of diluted weighted-average shares outstanding.

Adjusted Gross Margin. Gross margin adjusted for payroll and related, fuel, food, other and ship depreciation. Gross margin is calculated pursuant to GAAP as total revenue less total cruise operating expense and ship depreciation.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income (Loss). Net income (loss), adjusted for the effect of dilutive securities and other supplemental adjustments.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Berths available for sale multiplied by the number of cruise days for the period for ships in service.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings (loss) per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt. Long-term debt, including current portion, less cash and cash equivalents.

Net Leverage. Net Debt divided by Adjusted EBITDA.

Net Per Diem. Adjusted Gross Margin divided by Passenger Cruise Days.

Net Yield. Adjusted Gross Margin per Capacity Day.

Occupancy, Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Operating Credit Facility. As of September 30, 2023, consisted of the Revolving Loan Facility and the senior secured term loan A facility having an outstanding principal amount of $0.8 billion. The term loan A facility was fully repaid in October 2023.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Revolving Loan Facility. $875 million senior secured revolving credit facility as of September 30, 2023, which was increased to $1.2 billion in October 2023.

Term Loan A Facility. The senior secured term loan A facility having an outstanding principal amount of approximately $0.8 billion as of September 30, 2023. The Term Loan A Facility was fully repaid in October 2023.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Adjusted Gross Margin, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Net Leverage, Net Debt, Adjusted Net Income (Loss), Adjusted EPS and Net Per Diem, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. We utilize Adjusted Gross Margin, Net Yield, and Net Per Diem to manage our business on a day-to-day basis because they reflect revenue earned net of certain direct variable costs. We also utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts net income (loss), we believe changes in Adjusted Gross Margin, Net Yield, Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, Euro and Australian dollar which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. In addition, management uses Adjusted EBITDA as a performance measure for our incentive compensation. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income (loss), as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Income (Loss) and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income (loss) and EPS. We use Adjusted Net Income (Loss) and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income (Loss) and Adjusted EPS may not be indicative of future adjustments or results.

Net Leverage and Net Debt are performance measures that we believe provide management and investors a more complete understanding of our leverage position and borrowing capacity after factoring in cash and cash equivalents. You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained, or incorporated by reference, in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, valuation and appraisals of our assets and objectives of management for future operations (including those regarding expected fleet additions, our expectations regarding the impact of macroeconomic conditions and recent global events, our expectations regarding cruise voyage occupancy, operational position, demand for voyages, plans or goals for our sustainability program and decarbonization efforts, our expectations for future cash flows and profitability, financing opportunities and extensions, and efforts to reduce operating expenses and capital expenditures) are forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic factors, such as fluctuating or increasing levels of interest rates, inflation, unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; the spread of epidemics, pandemics and viral outbreaks, including the COVID-19 pandemic, and their effect on the ability or desire of people to travel (including on cruises), which has adversely impacted and may continue to adversely impact our results, operations, outlook, plans, goals, growth, reputation, cash flows, liquidity, demand for voyages and share price; implementing precautions in coordination with regulators and global public health authorities to protect the health, safety and security of guests, crew and the communities we visit and to comply with related regulatory restrictions; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and be in compliance with maintenance covenants and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate, refinance or restructure our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; our need for additional financing or financing to optimize our balance sheet, which may not be available on favorable terms, or at all, and our outstanding exchangeable notes and any future financing which may be dilutive to existing shareholders; the unavailability of ports of call; future increases in the price of, or major changes, disruptions or reduction in, commercial airline services; changes involving the tax and environmental regulatory regimes in which we operate, including new regulations aimed at reducing greenhouse gas emissions; the accuracy of any appraisals of our assets as a result of the impact of the COVID-19 pandemic or otherwise; our success in controlling operating expenses and capital expenditures; trends in, or changes to, future bookings and our ability to take future reservations and receive deposits related thereto; adverse events impacting the security of travel, or customer perceptions of the security of travel, such as terrorist acts, armed conflict, such as Russia’s invasion of Ukraine or the Israel-Hamas war, or threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; breaches in data security or other disturbances to our information technology and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; impacts related to climate change and our ability to achieve our climate-related or other sustainability goals; our inability to obtain adequate insurance coverage; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; any further impairment of our trademarks, trade names or goodwill; our reliance on third parties to provide hotel management services for certain ships and certain other services; fluctuations in foreign currency exchange rates; our expansion into new markets and investments in new markets and land-based destination projects; overcapacity in key markets or globally; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. There may be additional risks that we consider immaterial or which are unknown. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contacts

InvestorRelations@nclcorp.com
(305) 468-2339

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Revenue
Passenger ticket	$1,733,594	$1,105,908	$4,420,909	$2,242,255
Onboard and other	802,443	509,602	2,142,559	1,082,376
Total revenue	2,536,037	1,615,510	6,563,468	3,324,631
Cruise operating expense
Commissions, transportation and other	546,026	352,798	1,462,565	696,946
Onboard and other	188,694	126,740	470,271	255,445
Payroll and related	323,862	287,390	936,237	790,697
Fuel	170,893	186,984	530,003	503,682
Food	87,839	76,810	271,575	177,483
Other	165,432	208,176	476,123	623,374
Total cruise operating expense	1,482,746	1,238,898	4,146,774	3,047,627
Other operating expense
Marketing, general and administrative	325,365	375,291	1,013,600	1,000,578
Depreciation and amortization	204,608	186,551	596,513	547,214
Total other operating expense	529,973	561,842	1,610,113	1,547,792
Operating income (loss)	523,318	(185,230)	806,581	(1,270,788)
Non-operating income (expense)
Interest expense, net	(181,201)	(152,330)	(530,150)	(624,392)
Other income (expense), net	12,060	31,461	(4,938)	100,572
Total non-operating income (expense)	(169,141)	(120,869)	(535,088)	(523,820)
Net income (loss) before income taxes	354,177	(306,099)	271,493	(1,794,608)
Income tax benefit (expense)	(8,309)	10,705	1,170	7,179
Net income (loss)	$345,868	$(295,394)	$272,663	$(1,787,429)

Weighted-average shares outstanding
Basic	425,398,415	420,798,538	424,087,517	419,224,710
Diluted	511,585,445	420,798,538	460,819,375	419,224,710

Earnings (loss) per share
Basic	$0.81	$(0.70)	$0.64	$(4.26)
Diluted	$0.71	$(0.70)	$0.62	$(4.26)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Net income (loss)	$345,868	$(295,394)	$272,663	$(1,787,429)
Other comprehensive income (loss):
Shipboard Retirement Plan	63	95	191	2,665
Cash flow hedges:
Net unrealized gain (loss)	57,885	(195,543)	34,833	(246,742)
Amount realized and reclassified into earnings	(6,563)	(31,762)	(13,890)	(75,339)
Total other comprehensive income (loss)	51,385	(227,210)	21,134	(319,416)
Total comprehensive income (loss)	$397,253	$(522,604)	$293,797	$(2,106,845)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$681,558	$946,987
Accounts receivable, net	239,416	326,272
Inventories	166,063	148,717
Prepaid expenses and other assets	524,259	450,893
Total current assets	1,611,296	1,872,869
Property and equipment, net	15,974,272	14,516,366
Goodwill	98,134	98,134
Trade names	500,525	500,525
Other long-term assets	1,067,597	1,569,800
Total assets	$19,251,824	$18,557,694
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$1,240,088	$991,128
Accounts payable	158,414	228,742
Accrued expenses and other liabilities	1,038,578	1,318,460
Advance ticket sales	2,965,280	2,516,521
Total current liabilities	5,402,360	5,054,851
Long-term debt	12,634,609	12,630,402
Other long-term liabilities	776,167	803,850
Total liabilities	18,813,136	18,489,103
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $0.001 par value; 980,000,000 shares authorized; and 425,424,934 shares issued and outstanding at September 30, 2023 and 421,413,565 shares issued and outstanding at December 31, 2022	425	421
Additional paid-in capital	7,687,860	7,611,564
Accumulated other comprehensive income (loss)	(455,945)	(477,079)
Accumulated deficit	(6,793,652)	(7,066,315)
Total shareholders' equity	438,688	68,591
Total liabilities and shareholders' equity	$19,251,824	$18,557,694

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2023	2022
Cash flows from operating activities
Net income (loss)	$272,663	$(1,787,429)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	649,958	593,423
(Gain) loss on derivatives	9,338	(151)
Loss on extinguishment of debt	2,801	188,433
Provision for bad debts and inventory obsolescence	3,640	5,438
Gain on involuntary conversion of assets	(4,583)	(1,880)
Share-based compensation expense	96,254	88,923
Net foreign currency adjustments on euro-denominated debt	(2,027)	(17,672)
Changes in operating assets and liabilities:
Accounts receivable, net	80,064	765,692
Inventories	(18,120)	(38,388)
Prepaid expenses and other assets	437,465	(555,561)
Accounts payable	(60,971)	(97,802)
Accrued expenses and other liabilities	(139,188)	116,947
Advance ticket sales	419,420	713,447
Net cash provided by (used in) operating activities	1,746,714	(26,580)
Cash flows from investing activities
Additions to property and equipment, net	(2,102,698)	(1,628,442)
Proceeds from maturities of short-term investments	—	240,000
Cash paid on settlement of derivatives	(118,610)	(214,035)
Other	14,678	10,991
Net cash used in investing activities	(2,206,630)	(1,591,486)
Cash flows from financing activities
Repayments of long-term debt	(2,629,681)	(1,465,439)
Proceeds from long-term debt	2,989,183	3,003,003
Proceeds from employee related plans	5,307	5,267
Net share settlement of restricted share units	(25,271)	(20,212)
Early redemption premium	—	(172,012)
Deferred financing fees	(145,051)	(52,474)
Net cash provided by financing activities	194,487	1,298,133
Net decrease in cash and cash equivalents	(265,429)	(319,933)
Cash and cash equivalents at beginning of the period	946,987	1,506,647
Cash and cash equivalents at end of the period	$681,558	$1,186,714

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2019	2023	2019

Passengers carried	740,658	726,921	2,067,653	2,054,908
Passenger Cruise Days	6,176,403	5,387,662	17,455,259	15,377,185
Capacity Days	5,820,448	4,854,292	16,749,283	14,198,092
Occupancy Percentage	106.1%	111.0%	104.2%	108.3%

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Gross Margin, Net Per Diem, and Net Yield were calculated as follows (in thousands, except Passenger Cruise Days and per Passenger Cruise Day data):

	Three Months Ended					Nine Months Ended
	September 30,					September 30,
			2023					2023
			Constant Currency					Constant Currency
	2023		compared to 2019		2019	2023		compared to 2019		2019

Total revenue	$2,536,037		$2,540,630		$1,913,851	$6,563,468		$6,591,620		$4,981,758
Less:
Total cruise operating expense	1,482,746		1,487,727		990,764	4,146,774		4,165,693		2,775,839
Ship depreciation	190,549		190,549		141,811	555,617		555,617		437,773
Gross margin	862,742		862,354		781,276	1,861,077		1,870,310		1,768,146
Ship depreciation	190,549		190,549		141,811	555,617		555,617		437,773
Payroll and related	323,862		323,893		235,833	936,237		936,752		688,325
Fuel	170,893		170,953		98,943	530,003		530,116		297,727
Food	87,839		88,385		56,913	271,575		272,975		166,305
Other	165,432		168,768		145,211	476,123		486,963		456,187
Adjusted Gross Margin	$1,801,317		$1,804,902		$1,459,987	$4,630,632		$4,652,733		$3,814,463

Passenger Cruise Days	6,176,403	-	6,176,403	-	5,387,662	17,455,259	-	17,455,259	-	15,377,185
Capacity Days	5,820,448		5,820,448		4,854,292	16,749,283		16,749,283		14,198,092

Total revenue per Passenger Cruise Day	$410.60		$411.34		$355.23	$376.02		$377.63		$323.97
Gross margin per Passenger Cruise Day	$139.68		$139.62		$145.01	$106.62		$107.15		$114.99
Net Per Diem	$291.64		$292.23		$270.99	$265.29		$266.55		$248.06

Gross margin per Capacity Day	$148.23		$148.16		$160.95	$111.11		$111.67		$124.53
Net Yield	$309.48		$310.10		$300.76	$276.47		$277.79		$268.66

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended					Nine Months Ended
	September 30,					September 30,
			2023					2023
			Constant Currency					Constant Currency
	2023		compared to 2019		2019	2023		compared to 2019		2019
Total cruise operating expense	$1,482,746		$1,487,727		$990,764	$4,146,774		$4,165,693		$2,775,839
Marketing, general and
administrative expense	325,365		325,337		255,148	1,013,600		1,015,972		744,991
Gross Cruise Cost	1,808,111		1,813,064		1,245,912	5,160,374		5,181,665		3,520,830
Less:
Commissions, transportation
and other expense	546,026		547,034		330,893	1,462,565		1,468,616		857,848
Onboard and other expense	188,694		188,694		122,971	470,271		470,271		309,447
Net Cruise Cost	1,073,391		1,077,336		792,048	3,227,538		3,242,778		2,353,535
Less: Fuel expense	170,893		170,953		98,943	530,003		530,116		297,727
Net Cruise Cost Excluding Fuel	902,498		906,383		693,105	2,697,535		2,712,662		2,055,808
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	578		578		533	1,734		1,734		1,601
Non-cash share-based compensation (2)	23,563		23,563		25,420	96,254		96,254		82,070
Redeployment of Norwegian Joy (3)	-		-		-	-		-		7,051
Adjusted Net Cruise Cost Excluding Fuel	$878,357		$882,242		$667,152	$2,599,547		$2,614,674		$1,965,086

Capacity Days	5,820,448		5,820,448		4,854,292	16,749,283		16,749,283		14,198,092

Gross Cruise Cost per Capacity Day	$310.65		$311.50		$256.66	$308.10		$309.37		$247.98
Net Cruise Cost per Capacity Day	$184.42		$185.10		$163.16	$192.70		$193.61		$165.76
Net Cruise Cost Excluding Fuel per Capacity Day	$155.06		$155.72		$142.78	$161.05		$161.96		$144.79
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$150.91		$151.58		$137.44	$155.20		$156.11		$138.40

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense and marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Three Months Ended
	June 30,			March 31,
		2023			2023
		Constant Currency			Constant Currency
	2023	compared to 2019	2019	2023	compared to 2019	2019
Total cruise operating expense	$1,383,610	$1,388,105	$958,424	$1,280,418	$1,289,860	$826,651
Marketing, general and
administrative expense	352,222	352,808	240,901	336,013	337,826	248,942
Gross Cruise Cost	1,735,832	1,740,913	1,199,325	1,616,431	1,627,686	1,075,593
Less:
Commissions, transportation
and other expense	506,855	508,877	297,691	409,684	412,705	229,264
Onboard and other expense	161,880	161,880	107,063	119,697	119,697	79,413
Net Cruise Cost	1,067,097	1,070,156	794,571	1,087,050	1,095,284	766,916
Less: Fuel expense	164,242	164,282	100,531	194,868	194,882	98,253
Net Cruise Cost Excluding Fuel	902,855	905,874	694,040	892,182	900,402	668,663
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	578	578	534	578	578	534
Non-cash share-based compensation (2)	44,536	44,536	29,651	28,155	28,155	26,999
Redeployment of Norwegian Joy (3)	-	-	2,035	-	-	5,016
Adjusted Net Cruise Cost Excluding Fuel	$857,741	$860,760	$661,820	$863,449	$871,669	$636,114

Capacity Days	5,513,288	5,513,288	4,626,871	5,415,547	5,415,547	4,716,929

Gross Cruise Cost per Capacity Day	$314.85	$315.77	$259.21	$298.48	$300.56	$228.03
Net Cruise Cost per Capacity Day	$193.55	$194.10	$171.73	$200.73	$202.25	$162.59
Net Cruise Cost Excluding Fuel per Capacity Day	$163.76	$164.31	$150.00	$164.74	$166.26	$141.76
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$155.58	$156.12	$143.04	$159.44	$160.96	$134.86

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense and marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income (Loss) and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Net income (loss)	$345,868	$(295,394)	$272,663	$(1,787,429)
Effect of dilutive securities - exchangeable notes	17,510	-	13,809	-
Net income (loss) and assumed conversion of exchangeable notes	363,378	(295,394)	286,472	(1,787,429)
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	1,009	1,012	3,029	3,036
Non-cash share-based compensation (2)	23,563	26,083	96,254	88,923
Extinguishment and modification of debt (3)	-	-	3,153	188,433
Adjusted Net Income (Loss)	$387,950	$(268,299)	$388,908	$(1,507,037)
Diluted weighted-average shares outstanding - Net income (loss) and assumed conversion of exchangeable notes and Adjusted Net Income (Loss)	511,585,445	420,798,538	460,819,375	419,224,710
Diluted EPS	$0.71	$(0.70)	$0.62	$(4.26)
Adjusted EPS	$0.76	$(0.64)	$0.84	$(3.59)

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense and other income (expense), net.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Losses on extinguishments of debt and modification of debt are included in interest expense, net.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Net income (loss)	$345,868	$(295,394)	$272,663	$(1,787,429)
Interest expense, net	181,201	152,330	530,150	624,392
Income tax (benefit) expense	8,309	(10,705)	(1,170)	(7,179)
Depreciation and amortization expense	204,608	186,551	596,513	547,214
EBITDA	739,986	32,782	1,398,156	(623,002)

Other (income) expense, net (1)	(12,060)	(31,461)	4,938	(100,572)
Other Non-GAAP Adjustments:
Non-cash deferred compensation (2)	578	700	1,734	2,098
Non-cash share-based compensation (3)	23,563	26,083	96,254	88,923
Adjusted EBITDA	$752,067	$28,104	$1,501,082	$(632,553)

(1) Primarily consists of gains and losses, net for foreign currency remeasurements.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Net Debt was calculated as follows (in thousands):

Three Months Ended

September 30,
2023

Long-term debt	$12,634,609
Current portion of long-term debt	1,240,088
Total Debt	13,874,697
Less: Cash and cash equivalents	681,558
Net Debt	$13,193,139